EXHIBIT 10.1

STRATEGIC JOINT CROSS-LICENSING AGREEMENT

THIS STRATEGIC JOINT CROSS-LICENSING AGREEMENT ("Agreement") is by and between Aethlon Medical, Inc., a company organized and existing under the laws of NEVADA, having its principal place of business at 9635 Granite Ridge Drive, Suite 100, San Diego, CA 92123 (“AETHLON”); and SeaStar Medical, a company organized and existing under the laws of the DELAWARE, having its principal place of business at 2187 Newcastle Avenue, Suite 200, Cardiff-by-the-Sea, CA 92007 (“SEASTAR”). AETHLON and SEASTAR are referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

•	AETHLON owns certain rights to single use disposable cartridges for blood circulatory equipment used in health care settings marketed under the Hemopurifier® name (“Hemopurifier”), including Intellectual Property embodied therein (“AETHLON IP”);

•	SEASTAR owns certain rights to medical cartridges, medical pump and cassette technology (“CPC(s)”), including Intellectual Property embodied therein (“SEASTAR IP”);

•	Subject to the terms herein, the Parties wish to jointly investigate and develop New Technology in the Field and Territory (“Project”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

b)	"Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, AETHLON or SEASTAR, as the case may be. As used in this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

c)	"Agreement” has the meaning in the Preamble.

d)	"Business Day" means any day other than a Saturday, a Sunday or other day on which banks are not open for business in the United States.

e)	"Confidential Information" shall have the meaning set forth in Section 5.

f)	"Effective Date" means the date of execution of this Agreement.

g)	“Field” means any clinical indication where combined use of the Hemopurifier and CPCs may improve or expand indications for use including but not limited to infectious disease, oncology and organ preservation and transplant.

i)	"Governmental Entity" means any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

h)	“Intellectual Property” or “IP” shall mean all intellectual, proprietary, intangible and/or industrial property rights constituting, embodied in, pertaining to, used in or with respect to any product, use thereof, therapy, protocol, or treatment, and all tangible embodiments thereof, wherever located, and including, but not limited to: (i) clinical trial data, information, documentation, registrations, applications and marketing approvals; (ii) patents and patent applications, patentable ideas, inventions, innovations, discoveries and improvements including but not limited to, developments intended to enhance the safety and/or efficacy of any product, use thereof, therapy, protocol, or treatment; (iii) trademarks, service marks, trade names, marketing strategies and similar marketing intangibles; (iv) know-how and trade secrets; (v) methodologies, processes, product information, formulae, specifications, technical data, testing procedures, techniques and other proprietary information and materials of any kind; and (vi) confidential and proprietary information related to any of (i) through (v) above.

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i)	"Law" means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Entity, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Entity specifically with respect to AETHLON, SEASTAR and the New Technology.

j)	"New Technology" means any technology and associated IP developed in furtherance of and for the Project that encompasses the combined use of the Hemopurifier and CPCs for any indication.

k)	“Original IP” IP that a Party owns or controls which exists prior to the start of the Project.

l)	"Person" means any individual, corporation, partnership, firm, joint venture, trust or other organization or entity (including any Governmental Entity).

m)	"Term" means the period commencing on the Effective Date and ending three (3) years thereafter, unless terminated earlier, or extended, in accordance with the terms of this Agreement.

n)	"Territory" means Worldwide.

o)	"Third Party" means any entity other than SEASTAR and its Affiliates or AETHLON and its Affiliates.

2)	LICENCES & RIGHTS

a)	License from AETHLON. Subject to the terms of this Agreement, AETHLON hereby grants to SEASTAR, during the Term, a non-exclusive, royalty free, worldwide license to AETHLON IP in furtherance of and for the Project, for use in the development of New Technology with AETHLON;

b)	License from SEASTAR. Subject to the terms of this Agreement, SEASTAR hereby grants to AETHLON, during the Term, a non-exclusive, royalty free, worldwide license to SEASTAR IP in furtherance of and for the Project, for use in the development of New Technology with SEASTAR;

c)	Severability. All Licenses granted hereunder shall not be severable by way of any change in control or bankruptcy, liquidation, or administration of either Party, and subject to Section 8c, shall only be subject to termination by a Party in the event of material breach (not remedied within 60 (sixty) days of written request by the non-breaching party.

d)	Solely Developed IP. For IP which is developed solely by one of the Parties in furtherance of and for the Project, said Party grants the other Party a perpetual, worldwide, paid-up non-exclusive license to said solely developed IP.

e)	New Product IP. Any IP developed jointly by the Parties in furtherance of and for the Project shall be jointly owned by the Parties.

3)	Products for Project. Each Party will provide respective products (Hemopurifiers by AETHLON, CPCs by SEASTAR), at a purchase price to be later agreed upon by the Parties in furtherance of and for the Project.

4)	Intellectual Property

a)	New Product IP. Any IP developed jointly by the Parties in furtherance of and for the Project shall be jointly owned by the Parties.

b)	Original IP. Each Party will retain sole ownership of its respective IP existing prior to the start of the Project. The use by each respective Party of the other Party’s IP is authorized only for the purposes herein set forth, except as otherwise stated, and upon expiration or termination of this Agreement for any reason, such authorization shall cease.

c)	Solely Developed IP. For IP which is developed solely by one of the Party’s in furtherance of and for the Project, said Party grants the other Party a perpetual, worldwide, paid-up non-exclusive license to said solely developed IP.

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5)	Confidentiality.

a)	Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party shall keep confidential the Confidential Information of the other Party. In maintaining the confidentiality of the Confidential Information of the other Party, each Party will treat such Confidential Information with the same degree of care as if it were its own confidential information (but under no circumstances less than reasonable care). Except as expressly permitted by this Agreement, a receiving Party will not use Confidential Information of the other Party for its own benefit or the benefit of any Third Party, and will not disclose Confidential Information to any Third Party, other than the receiving Party's Affiliates, employees, agents, contractors, or consultants who have a need to know the Confidential Information (and then, only to the extent necessary) in order to perform the receiving Party's obligations under this Agreement. The receiving Party will be responsible for the compliance of all Affiliates, employees, agents, contractors, and· consultants that are provided the Confidential Information of the disclosing Party with the obligations of this Section 5. For purposes of this Agreement, "Confidential Information" shall include any information of the other Party that the other regards as confidential or proprietary, including, but not limited to, commercial, financial, and technical information, substances, formulations, techniques, methodologies, customer or client lists, programs, procedures, data, documents, protocols, results of experimentation and testing, specifications, databases, business plans, trade secrets, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, long-term plans and goals, information relating to the Products, Product Know-How (technical or otherwise), processes, customers, suppliers, pricing programs, and strategies, in each case except to the extent that it can be established by the receiving Party that such Confidential Information:

i)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

iv)	was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

v)	was independently discovered and/or developed by the receiving Party without use of or reference to the Confidential Information, as documented in its corporate records.

b)	Required Disclosure. The receiving Party shall also be entitled to disclose the other Party's Confidential Information without the consent of the disclosing Party to the extent such Confidential Information is required to be disclosed (i) to or by any Governmental Entity; (ii) to comply with applicable Law (including, without limitation, to comply with Nasdaq Stock Exchange disclosure requirements), or (iii) to comply with judicial process or an order of any Governmental Entity; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter shall only disclose the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

c)	Injunctive Relief. In the event of any breach or threatened breach of any provision of this Section 5, the non-breaching Party shall be entitled to injunctive or other equitable relief restraining such party from violating this Section 5. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for recovery of Losses.

d)	Publicity. Either Party may publish information regarding this Agreement that it believes in good faith, and based upon legal advice, is required by applicable Law, including (i) Governmental Entities or (ii) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, so long as such disclosure is made under terms of confidentiality no less restrictive than the terms and conditions of this Agreement and so long as highly sensitive terms and conditions such as any financial terms are extracted from this Agreement or not disclosed upon the request of the other Party. All disclosures shall be factual and as brief as is reasonable under the circumstances. Upon request by either Party, the Parties agree to prepare a mutually agreed press release with respect to this Agreement. Each Party agrees that it will use reasonable efforts to cause all disclosures relating hereto to be consistent with such press release.

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e)	Return of Confidential Information. Upon the expiration or earlier termination of this Agreement, each Party shall return the Confidential Information of the other Party, or destroy such Confidential Information and certify such destruction to the disclosing Party.

6)	REPRESENTATIONS AND WARRANTIES

a)	AETHLON hereby represents and warrants to SEASTAR that it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

b)	SEASTAR hereby represents and warrants to AETHLON that it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

c)	IP Infringement.

i)	AETHLON. To the best of AETHLON’s knowledge, the Hemopurifier does not infringe on any Third Party IP.

ii)	SEASTAR. To the best of SEASTAR’s knowledge, the CPCs do not infringe on any Third Party IP.

d)	Original IP Rights.

i)	AETHLON. To the best of AETHLON’s knowledge, AETHLON IP is valid and subsisting and is not in conflict with the IP rights of a Third Party.

ii)	SEASTAR. To the best of SEASTAR’s knowledge, SEASTAR IP is valid and subsisting and is not in conflict with the IP rights of a Third Party.

7)	INDEMNIFICATION

a)	BY AETHLON. AETHLON shall indemnify SEASTAR and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives ("SEASTAR indemnitees") against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from:

i)	any breach of any representation or warranty of AETHLON contained in this Agreement;

ii)	any breach of any covenant or agreement of AETHLON contained in this Agreement;

iii)	any claim brought against SEASTAR by any Governmental Entity alleging noncompliance with applicable Laws when such claims are caused by AETHLON's (or its employees, agents or subcontractors') failure to comply with such applicable Laws;

iv)	any and all claims made by any Person or entity arising out of sales, marketing, distribution and sale of the Hemopurifier, where and to the extent such claims arise out of the fault or negligence of AETHLON or its employees, agents or subcontractors;

v)	except to the extent such Losses are covered by the indemnity in clause 7b and except to the extent such Losses arise from any act or thing done by AETHLON prior to the Effective Date.

b)	BY SEASTAR. SEASTAR shall indemnify AETHLON and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives ("AETHLON indemnitees") against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from:

i)	any breach of any representation or warranty of SEASTAR contained in this Agreement;

ii)	any breach of any covenant or agreement of SEASTAR contained in this Agreement;

iii)	any claim brought against AETHLON by any Governmental Entity alleging noncompliance with applicable Laws when such claims are caused by SEASTAR (or its employees, agents or subcontractors') failure to comply with such applicable Laws;

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iv)	any and all claims made by any Person or entity arising out of marketing, distribution and sale of the CPCs, where and to the extent such claims arise out of the fault or negligence of SEASTAR or its employees, agents or subcontractors;

v)	except to the extent such Losses are covered by the indemnity in clause 7a and except to the extent such Losses arise from any act or thing done by AETHLON prior to the Effective Date.

8)	MISCELLANEOUS

a)	Assignment

i)	SEASTAR may assign and/or novate as applicable any of its rights or obligations under this Agreement in the Territory to any of its Affiliates or to any sub-licensee or in connection with a sale of all or substantially all of the business, upon prior written approval of AETHLON, and SEASTAR bearing all costs of SEASTAR, AETHLON and any third party (including any regulatory costs) in relation to such assignment or novation;

ii)	AETHLON may assign and/or novate as applicable any of its rights or obligations under this Agreement in the Territory to any of its Affiliates or to any sub-licensee or in connection with a sale of all or substantially all of the business, upon prior written approval of SEASTAR, and AETHLON bearing all costs of AETHLON, SEASTAR and any third party (including any regulatory costs) in relation to such assignment or novation;

iii)	This Agreement shall be binding upon and inure to the benefit of the permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

b)	Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by action of a Governmental Entity, war (declared or undeclared), fire, explosion, flood, strike or lockout of an industry wide nature, embargo, act of God or any other cause beyond the reasonable control, and not due to the fault or negligence of the non-performing Party; provided, that the Party claiming force majeure has extended all reasonable efforts to avoid or remedy such force majeure, continues to employ such efforts and promptly notifies the other Party of such force majeure event. Any Party claiming force majeure hereunder shall continue to perform such obligations as are not affected by such force majeure.

c)	Termination. This Agreement and Licenses granted herein shall continue in full force and effect for the duration of the Term, unless terminated earlier in one of the following ways:

i)	By SEASTAR in the event that AETHLON is in material breach of any provision of this Agreement which breach shall not have been cured within ninety (90) after SEASTAR shall have given AETHLON written notice of the same.

ii)	By AETHLON in the event that SEASTAR is in material breach of any provision of this Agreement which breach shall not have been cured within ninety (90) after AETHLON shall have given SEASTAR written notice of the same.

iii)	By SEASTAR at its election upon written notice to AETHLON if AETHLON becomes insolvent or admits in writing that it is unable to pay its debts as and when they become due, if an order is made or a resolution is passed for the winding up of AETHLON (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of AETHLON's assets or business, or if AETHLON makes any composition with its creditors or as a result of debt and/or maladministration takes or suffers any similar or analogous action in consequence of debt;

iv)	By AETHLON upon written notice to SEASTAR if SEASTAR becomes insolvent or admits in writing that it is unable to pay its debts as and when they become due, if an order is made or a resolution is passed for the winding up of SEASTAR (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of SEASTAR' assets or business, or if SEASTAR makes any composition with its creditors or as a result of debt and/or maladministration takes or suffers any similar or analogous action in consequence of debt;

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v)	Upon mutual written consent of AETHLON and SEASTAR.

d)	Consequences of Termination.

i)	Each respective party shall pay any outstanding monies owed under the agreement within thirty (30) days after termination.

ii)	Further to Sections 2 and 4, all rights granted by this Agreement, except as otherwise states, shall cease.

e)	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

f)	Notices. All notices hereunder shall be in writing, effective upon receipt, and shall be delivered personally, mailed by registered or certified mail (return receipt requested, postage prepaid), or sent by express courier service, to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

i)	If to AETHLON:

Aethlon Medical, Inc.

9635 Granite Ridge Drive, Suite 100

San Diego, CA 92123

Attn: James B. Frakes, CFO

ii)	If to SEASTAR:

2187 Newcastle Ave.

Suite 200

Cardiff-by-the-Sea, CA

92007

Attn: Charles J. Fisher, Jr. M.D., CEO

g)	Waiver. Except as specifically provided herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

h)	Severability. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policies, statutory or common Laws, rules, regulations, treaties or decisions of any Governmental Entity or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be finally adjudicated invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provision.

i)	Headings. The section and sub-section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections, clauses or paragraphs.

j)	Counterparts. This Agreement may be executed by the Parties in one or more counterparts. Such counterparts may be exchanged by facsimile (provided that each executed counterpart is transmitted in one complete transmission). Where there is an exchange of executed counterparts, each Party shall be bound by this Agreement notwithstanding that original copies of this Agreement may not be exchanged immediately. The Parties shall cooperate after execution of this Agreement and exchange by facsimile to ensure that each Party obtains an original executed copy of this Agreement.

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k)	Entire Agreement. This Agreement, including all or any schedules attached hereto, all documents and things incorporated herein by reference and all of the documents delivered concurrently herewith set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter herein other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. This Agreement, including, without limitation, all or any schedules attached hereto, is intended to define the extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, either written or oral, that is not set out explicitly is intended by either Party to be legally binding. Each Party acknowledges that, in deciding to enter into this Agreement and to consummate the transactions contemplated herein, it has not relied upon any statements or representations, either written or oral, other than those explicitly set out herein.

l)	Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

m)	Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

n)	Dispute Resolution.

i)	All disputes arising in connection with this Agreement shall be settled, if possible, by negotiation of the Parties. If the matter is not resolved by negotiations, either Party may, by giving written notice to the other Party, cause the matter to be referred to a meeting of appropriate higher management of the Parties. Such meeting shall be held within ten (10) Business Days following the giving of the written notice.

ii)	If the matter is not resolved within twenty (20) Business Days after the date of the notice referring the matter to appropriate higher management, or such later date as may be mutually agreed upon by the Parties in writing, then it shall, upon the filing of a Request for Arbitration by either Party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules.

iii)	The arbitral tribunal shall consist of a sole arbitrator. The place of arbitration shall be San Diego, California. The language to be used in the arbitral proceedings shall be English.

iv)	Notwithstanding the foregoing, each Party shall have the right at any time, at its option and where legally available, to commence an action or proceeding in a court of competent jurisdiction, subject to the terms of this Agreement, in order to seek and obtain a restraining order or injunction, but not monetary damages, to enforce any provisions of this Agreement.

v)	Notwithstanding the existence of any dispute, the Parties shall continue to perform their respective obligations that are not in dispute under this Agreement unless the Parties otherwise mutually agree in writing.

o)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, without regard to principles regarding the choice of law that may apply the laws of another jurisdiction.

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9)	IN WITNESS WHEREOF, SEASTAR and AETHLON have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives.

By AETHLON:

/s/ Timothy C. Rodell
Signature

Timothy C. Rodell, M.D., Chief Executive Officer

30 June 2019
Date

By SEASTAR:

/s/ Charles J. Fisher
Signature

Charles J. Fisher, Jr. M.D., Chief Executive Officer

30 June 2019
Date

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